Allianz Variable Insurance Products Trust

AZL Oppenheimer Emerging Growth Fund
Special Meeting of Shareholders
August 24, 2006

CERTIFICATE OF THE INSPECTOR OF ELECTION

I, Mike Tanski, duly appointed and qualified to act as the Inspector of Election in connection with the tabulation of the shareholder votes rendered at the Special
Meeting of Shareholders of the AZL
Oppenheimer Emerging Growth Fund, a series of the Allianz Variable Insurance Products
Trust, (the Fund) held at the offices of BISYS Fund Services, Inc., 3435 Stelzer Rd,
Columbus, Ohio 43219, on August 24, 2006, at
10:00 a.m., Eastern Time, (the Special
Meeting), do hereby certify as follows:

1.	That the transfer agent determined
the number of shares of beneficial interest outstanding on the Funds records as of the close of business on July 10, 2006, the number of shares represented at the Special
Meeting, and the authenticity, validity and effectiveness of proxies, and counted and tabulated all proxies; that I determined the existence of a quorum with respect to the Fund and the result of the Proposal submitted to shareholders at the Special
Meeting and did such acts as were proper to conduct a vote with fairness to all shareholders; and that I performed my duties impartially and in good faith.

2.	The total number of shares of
beneficial interest of the Fund entitled to vote at the Special Meeting was as follows:


AZL Oppenheimer Emerging Growth Fund
9,970,467.89 Shares


The number of shares of beneficial interest of the Fund represented in person or by proxies received with respect to the Special
Meeting and not revoked at or prior to the Special Meeting were as follows:

AZL Oppenheimer Emerging Growth Fund
9,970,467.89 Shares

The number of shares of beneficial interest and corresponding votes of the Fund and the manner of which they were cast at the Special Meeting with respect to Proposal 1 were as follows:


Proposal 1:

To approve a subadvisory agreement between Allianz Life Advisers, LLC and Oppenheimer
Capital LLC (OpCap), so that OpCap will
replace Oppenheimer Funds, Inc. as the
subadviser for the Fund.


	For		Against		Abstain

Shares	9,241,429.832	239,759.142   489,279.702

% of outstanding 92.688%	2.405%	4.907%

2.	The above votes represent the affirmative
vote of plurality of all outstanding shares of the Fund represented in person or by proxy and entitled to vote.


IN WITNESS WHERE OF, the undersigned has executed this Certificate on the 24th day of August, 2006.


/s/Mike Tanski
Mike Tanski
Inspector of Election